Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of China Gerui Advanced Materials Group Limited of Form F-3 of our audit report dated April 30, 2013, relating to the consolidated financial statements as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010 which report was included in the Annual Report on Form 20-F filed on April 30, 2013. We also consent to the reference to us under the heading "Experts" in this Registration Statement on Form F-3.

/s/ UHY VOCATION HK CPA LIMITED

UHY VOCATION HK CPA LIMITED

Hong Kong, the People’s Republic of China

July 25, 2013.